                                                                  Exhibit 99.1
For Immediate Release
---------------------
February 8, 2007

         NORDSTROM SAME-STORE SALES FOR JANUARY INCREASE 11.1 PERCENT

    SEATTLE - February 8, 2007 - Nordstrom, Inc. (NYSE: JWN) reported today that preliminary same-store sales for January increased 11.1 percent on a comparable four-week period basis. Due to the 53rd week in the fiscal 2006
calendar, the final period of the year included a fifth week.   For that five-
week period ended February 3, 2007, Nordstrom reported total sales of $610.1 million, which includes sales of $117.5 million during the 53rd week. For the four-week period ended January 28, 2006, Nordstrom reported sales of $431.2
million.   Excluding sales for the 53rd week, which represented 27.3
percentage points of the increase for the month, total sales increased 14.2 percent versus the prior year.
   Preliminary fourth quarter sales of $2.63 billion increased 14.6 percent compared to sales of $2.30 billion in 2005. Fourth quarter same-store sales increased 8.3 percent. Sales for the 53rd week period represented 5.1 percentage points of the total increase versus the prior year.
    Preliminary fiscal year 2006 sales of $8.56 billion increased 10.8 percent compared to sales of $7.72 billion in 2005. 2006 same-store sales increased
7.5 percent. Sales for the 53rd week period represented 1.5 percentage points of the total increase versus the prior year.

SALES RECORDING
    To hear Nordstrom's prerecorded January sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY
(unaudited; $ in millions)       Total Sales                             Same-store Sales (1)
                                 -----------                             ----------------
                          Fiscal     Fiscal   Percent    53rd week   Total    Full-line   Rack
                          2006        2005    Increase   Increase    Retail   Stores      Stores
                          ------     ------   --------   ---------   ------   ---------   ------
January                   $610.1     $431.2     41.5%      27.3%      11.1%      9.5%      11.6%
Fourth Quarter          $2,630.9   $2,295.8     14.6%       5.1%       8.3%      6.5%       9.8%
Fiscal Year             $8,560.5   $7,722.9     10.8%       1.5%       7.5%      5.9%      10.9%

(1) Same-store sales exclude the impact of the 53rd week of the 2006 fiscal year.

Number of stores at year end     Fiscal 2006   Fiscal 2005
                                 -----------   -----------
  Full-line                             98              98
  Rack and other                        57              57
  International Faconnable boutiques    36              32
                                       ---             ---
  Total                                191             187
Gross square footage            20,170,000      20,070,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:

                  Fourth Quarter Earnings       Mon., Feb. 26, 2007
                  February Sales Release        Thurs., Mar. 8, 2007
                  March Sales Release           Thurs., April 12, 2007
                  April Sales Release           Thurs., May 10, 2007

    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 36 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.

Investor Contact:                               Media Contact:
RJ Jones, 206-303-3007                          Deniz Anders, 206-373-3038